Exhibit 1.2

This document is important and requires your immediate attention.  If you are in any doubt as to how to respond to the offer described in this Trustees’ Circular, you should consult your investment dealer, stockbroker, accountant, lawyer or other professional advisor.

TRUSTEES’ CIRCULAR

recommending

ACCEPTANCE

of the offers by

HYDROGENICS CORPORATION

Dated September 21, 2009

to acquire all of the outstanding

6.65% convertible unsecured subordinated debentures due July 31, 2011

(the “APIF Series 1 Debentures”)

and

6.20% convertible unsecured subordinated debentures due November 30, 2016

(the “APIF Series 2 Debentures”)

of

ALGONQUIN POWER INCOME FUND

The Board of Trustees of Algonquin Power Income Fund unanimously recommends that holders of APIF Series 1 Debentures and APIF Series 2 Debentures ACCEPT the offers and DEPOSIT their Debentures to the offers.

September 21, 2009

Notice to Debentureholders not resident in Canada

The offers are made for securities of a Canadian issuer and while the offers are subject to Canadian disclosure requirements, investors should be aware that these requirements are different from those of the United States or other jurisdictions. The enforcement by investors of civil liabilities under securities laws of jurisdictions outside Canada may be adversely affected by the fact that Algonquin Power Income Fund (“APIF”) is organized under the laws of the Province of Ontario, Canada, that all of the trustees and officers of APIF and the directors and officers of the manager of APIF, Algonquin Power Management Inc., are residents of Canada and that a substantial portion of the assets of APIF are located in Canada.  It may be difficult to compel APIF to subject itself to a judgment issued by a court outside of Canada.

GENERAL INFORMATION

Interpretation

Certain capitalized terms used in this Trustees’ Circular that are not otherwise defined have the respective meanings ascribed to them in the “Glossary of Certain Terms” set forth in Appendix A to this Trustees’ Circular. Words importing the singular number include the plural and vice versa, and words importing gender include all genders.

Information in this Trustees’ Circular is given as at September 14, 2009 unless otherwise indicated.

Currency

All currency amounts in this Trustees’ Circular are expressed in Canadian dollars unless otherwise indicated.

Notice Regarding Hydrogenics Information

The information concerning Hydrogenics Corporation (the “Offeror” or “Hydrogenics”) and its affiliates contained in this Trustees’ Circular has been taken from or is based entirely upon information provided to APIF by the Offeror or publicly available documents and records.  With respect to this information, APIF has relied exclusively upon the Offeror without independent verification.  Although APIF has no knowledge that would indicate that any of the statements contained in this Trustees’ Circular and provided by the Offeror or taken from or based on such public documents, records and sources are untrue or incomplete, none of APIF, its trustees or officers was able to verify the accuracy or completeness of such information, and was not able to detect any failure by the Offeror to disclose facts, events or acts that may have occurred or come into existence or that may affect the significance or accuracy of any such information and that are unknown to APIF.  The Offeror has been involved in the preparation of this Trustees’ Circular and has verified the information contained herein relating to the Offeror and its affiliates.  Unless otherwise indicated, information concerning the Offeror is given as at September 14, 2009.

All summaries of, and references to, documents that are specified in this Trustees’ Circular as having been filed, or that are contained in documents specified as having been filed, on the System for Electronic Document Analysis and Retrieval (“SEDAR”) are qualified in their entirety by reference to the complete text of these documents as filed, or as contained in documents filed, on SEDAR at www.sedar.com.  Debentureholders are urged to read carefully the full text of these documents.

The statements made in the Trustees’ Circular are, to the extent they are the responsibility of the board of trustees of APIF, the responsibility of the trustees of APIF in their capacity as trustees of APIF and not in their personal capacity.  Except as expressly otherwise required by law, in no event will any such trustee be personally liable for any statements contained therein nor can resort be had to, or redress, recourse or satisfaction result from, the private and/or personal property of any trustee of APIF or the Debentureholders.

Forward-Looking Statements

Certain statements included in this Trustees’ Circular including statements that express management’s expectations or estimates of future growth, results of operations, performance and business prospects and opportunities of APIF constitute “forward-looking information”.  These statements relate to analyses and other information that are based on forecasts of future results and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “budgets”, “scheduled”, “predicts”, “believes” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking information. Forward-looking information is necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

APIF cautions readers that such forward-looking information is not a guarantee of future performance and involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from estimated future results, performance or achievements expressed or implied by that forward-looking information.  A number of factors could cause results to differ materially from the results discussed in the forward-looking information, including, but not limited to, failure to satisfy the conditions of the Offers as a result of the failure to obtain necessary consents and approvals described in the Offering Circular and all other factors discussed under the heading “Risk Factors” in APIF’s annual information form for the year ended December 31, 2008 and other regulatory filings available on APIF’s website at www.algonquinpower.com and on SEDAR at www.sedar.com.

Material factors or assumptions that were applied in formulating the forward-looking information contained herein include: the performance of APIF’s business, including current business and economic trends; the ability of Hydrogenics or APIF to obtain financing on acceptable terms; currency, exchange and interest rates; the completion of the plan of arrangement and utilization of the tax basis by Hydrogenics; the timely receipt of required regulatory approvals; and a stable competitive environment. APIF cautions that the foregoing list of material factors and assumptions is not exhaustive. APIF’s forward-looking information is based on the expectations, beliefs and opinions of management on the date on which the statements are made.  APIF disclaims any intention or obligation to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required by applicable law. For the reasons set forth above, Debentureholders should not place undue reliance on forward-looking information.

Availability of Disclosure Documents

APIF is a reporting issuer or equivalent in all of the provinces of Canada and files its continuous disclosure documents with the Canadian provincial securities authorities. These continuous disclosure documents are available on SEDAR at www.sedar.com.

TRUSTEES’ CIRCULAR

This trustees’ circular dated September 21, 2009 (this “Trustees’ Circular”) is issued by the board of trustees (the “Board of Trustees”) of Algonquin Power Income Fund (“APIF”), in connection with the offers (each, an “Offer” and together, the “Offers”) made by Hydrogenics Corporation (“the “Offeror” or “Hydrogenics”), to purchase all of the outstanding APIF Series 1 Debentures and APIF Series 2 Debentures upon the terms and subject to the condition of the Offers set forth in the Offer to Purchase and Circular (together, the “Offering Circular”) of the Offeror dated September 21, 2009.

THE OFFERS

Under the Offers, (i) each holder of APIF Series 1 Debentures who validly deposits APIF Series 1 Debentures and does not withdraw such APIF Series 1 Debentures under the Offer therefor is entitled to receive, at the election of such holder (the “Series 1 Election”), either (a) C$1,050.00 principal amount of New Series 1A Debentures per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash) or (b) 311.52 common shares of a new class of common shares of Hydrogenics (the “Offeror Shares”) per C$1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash), subject to an aggregate maximum of 12,460,800 Offeror Shares to be available for issuance under the Series 1 Election (the “Series 1 Election Share Limit”) and (ii) each holder of APIF Series 2 Debentures who validly deposits APIF Series 2 Debentures and does not withdraw such APIF Series 2 Debentures under the Offer therefor is entitled to receive C$1,000.00 principal amount of New Series 2A Debentures per C$1,000.00 principal amount of APIF Series 2 Debentures (together with accrued and unpaid interest up to the day preceding the Effective Date paid in cash).

If the amount elected for Offeror Shares under the Series 1 Election exceeds the Series 1 Election Share Limit, the Offeror Shares will be allocated to tendering holders pro rata based on the principal amount of APIF Series 1 Debentures tendered by such holders with the balance in New Series 1A Debentures.

In addition, the Offeror has agreed to make a take-over bid to holders (“Unitholders”) of trust units of APIF, together with any associated rights issued and outstanding under the Unitholder Rights Plan (together, the “Units”), on the basis of one Offeror Share for each Unit (the “Unit Offer”).

The closing prices of the APIF Series 1 Debentures and the APIF Series 2 Debentures on the TSX on June 11, 2009, the last trading day immediately prior to announcement of the intention to make the Offers, were C$999.80 and C$900.00 per C$1,000.00 principal amount of Debentures, respectively.

The Offers are subject to the minimum tender condition that the Specified Percentage of outstanding Units will be validly deposited and not validly withdrawn under the Unit Offer at the Expiry Time, and additional customary closing terms that normally accompany such offers.  See the Offering Circular for details of additional terms and conditions of the Offers.

The Offering Circular provides that the Offers are open for acceptance until 12:01 a.m. (local time at the place of deposit) on October 27, 2009, unless extended, varied or withdrawn (the “Expiry Time”).

The Debentures were issued in a “book-entry only” system and are registered in the name of CDS as custodian for the CDS Participants. Therefore, Debentureholders who wish to tender all or a portion of their Debentures under the Offers must direct their investment dealer, stockbroker, bank, trust company or other nominee to accept the relevant Offers in the manner required by their nominee.  Debentureholders may accept the Offers by following the instructions set out in the Letter of Acceptance and Transmittal. Debentureholders, through their CDS Participants, must provide instructions to CDS by 7:00 p.m. (Toronto time) on October 26, 2009 to tender their Debentures, as CDS’s on-line tendering system will not accept tenders of Debentures after such time.

ALGONQUIN POWER INCOME FUND AND RELATED ENTITIES

APIF

APIF is an open-ended trust established under the laws of the Province of Ontario by the APIF Trust Declaration.  The principal and head office of APIF is located at 2845 Bristol Circle, Oakville, Ontario L6H 7H7.

APIF currently holds equity interests, directly and indirectly, in 41 hydroelectric generating facilities located in Ontario (4), Québec (12), Newfoundland (1), Alberta (1), New York State (13), New Hampshire (8), Vermont (1) and New Jersey (1) representing aggregate installed generating capacity of approximately 140 MW and one wind energy generating facility located in Manitoba with installed capacity of approximately 99 MW.  APIF holds equity interests in one energy-from-waste facility in Ontario with an installed generating capacity of 10 MW, 4 landfill gas-fired facilities in Tennessee and New Jersey with an installed generating capacity of 9 MW and 4 natural gas-fired cogeneration facilities in each of California, Connecticut, Ontario and New Jersey with an installed capacity of approximately 122 MW.  In addition, APIF owns partnership, share and debt interests in 2 bio-mass fired generating facilities with combined installed capacity of approximately 43 MW located in Alberta and Québec.  APIF holds minority term investments in two natural gas/wood waste-fired generating facilities with joint installed capacity of approximately 172 MW located in northern Ontario.  In addition to its electricity generating assets, APIF owns 18 regulated water distribution and waste-water facilities in Arizona, Illinois, Missouri and Texas.

Debentures

As of September 14, 2009, there were 78,002,197 issued and outstanding Units and there were APIF Series 1 Debentures and APIF Series 2 Debentures in the aggregate principal amount of C$144,931,000 outstanding.  The APIF Series 1 Debentures and APIF Series 2 Debentures are listed and posted for trading on the TSX under the symbols “APF.DB” and “APF.DB.A”, respectively.

APIF Subsidiaries and Affiliated Entities

APIF is the sole beneficiary of Algonquin Power Trust, an unincorporated open ended trust created by a declaration of trust dated June 30, 2000 in accordance with the laws of the Province of Ontario.  Algonquin Power Trust owns all of the outstanding units of Algonquin Power Operating Trust, an unincorporated open ended trust created by an amended and restated trust indenture effective January 2, 1997, in accordance with the laws of the Province of Alberta.

THE OFFEROR

The Offeror was incorporated on August 1, 1988 under the CBCA.  The Offeror, together with its subsidiaries, designs, develops and manufactures hydrogen generation products based on water electrolysis technology and fuel cell products based on proton exchange membrane, or PEM, technology.  It commenced its fuel cell development activities in 1996.  The Offeror maintains operations in Belgium, Canada and Germany, operates in various geographical markets and is organized into four reportable business segments — OnSite Generation, Power Systems, Test Systems and Corporate and Other.

The Offeror’s authorized capital consists of an unlimited number of common shares with no par value and an unlimited number of preferred shares with no par value issuable in series, of which 92,440,666 common shares in the capital of the Offeror and no preferred shares were issued and outstanding as of September 14, 2009.  The common shares of the Offeror are listed and posted for trading on the TSX under the symbol “HYG” and on the NASDAQ under the symbol “HYGS”.

The Offeror’s registered and principal executive offices are located at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada.

The Offeror is a reporting issuer or the equivalent in all provinces of Canada and files its continuous disclosure documents with Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission (“SEC”).  Such documents are available on SEDAR at www.sedar.com and at the website of the SEC at www.sec.gov.

BACKGROUND TO THE OFFERS

The Canadian Federal government’s announcement on October 31, 2006 and subsequent enactment of the SIFT Rules legislation (the “SIFT Rules”) regarding the taxation of income trusts along with the subsequent growth limitations placed on trusts has made it more challenging for APIF to grow organically and by acquisition.  Since the 2006 announcement, the Trustees have increasingly been of the opinion that the trust structure is no longer an efficient structure for maximizing value to its securityholders.  In addition, the Trustees believe that the uncertainty relating to the future of the public income trust market has resulted in discounted unit prices, decreased access to capital, lower liquidity and constrained future growth prospects given the limitations placed on growth of income trusts.  Consequently, APIF’s ability to fully execute its strategy has been compromised.  As a result, the Trustees have been examining options available to APIF to lessen the impact of the SIFT Rules on APIF.

The Trustees investigated a number of alternatives subsequent to the Federal government’s October 31, 2006 announcement and the subsequent enactment of the SIFT Rules.  The Trustees have been proactively assessing APIF’s available options to ensure that its capital structure is efficient, to enhance value for securityholders and to lessen the potential impact of the SIFT Rules on APIF, including the impact upon APIF’s ability to meet its strategic objectives.  Throughout 2007 and 2008, the Manager continued to carry out a more detailed analysis concerning the strategic direction for APIF.

On December 19, 2008, management of the Offeror engaged Genuity Capital Markets (“Genuity”) to assess financing alternatives that might be available to the Offeror.  As a result, Genuity initiated contact with more than 50 parties who expressed an interest in considering a non-dilutive financing transaction.  A number of these parties signed confidentiality agreements to further discussions and to gain access to certain non-public financial and operating information of the Offeror.  Certain of these parties engaged in active discussions with the Offeror about a potential non-dilutive financing transaction.

Genuity advised management of the Offeror that APIF would make an appropriate counterparty for the financing transaction being sought by the Offeror and, in December 2008, Daryl Wilson, the Chief Executive Officer of the Offeror met informally with senior executives of APIF to discuss the mutual objectives of the parties in structuring a transaction.  The Manager also recognized the potential of a transaction with Hydrogenics as an opportunity to assist APIF in achieving its strategic objectives.

In early January, 2009, Genuity formally contacted senior executives of APIF to solicit APIF’s potential interest regarding the non-dilutive financing being sought by the Offeror.  As part of the interest solicitation process, on February 3, 2009, the Offeror entered into a confidentiality agreement with Algonquin Power Fund (Canada) Inc.

On February 13, 2009, Algonquin Power Trust, a trust the sole beneficially of which is APIF, provided Genuity with a preliminary indication of interest regarding a transaction.

On or about February 17, 2009, representatives of Genuity met telephonically with senior executives of APIF to solicit clarifications regarding the valuation of the accumulated tax losses set out in the preliminary indication of interest previously provided.  Following such call, senior management of the Offeror determined that common ground existed with respect to the terms of a potential transaction and representatives of Genuity advised Ian Robertson, a senior executive with the Manager, of same.  On February 24, 2009, the Manager commenced an initial due diligence review of the information provided in respect of the Offeror.

On or about March 17, 2009, the Offeror received the Manager’s final proposal regarding the detailed economic and other terms upon which the Manager felt the Board of Trustees would be prepared to support the non-dilutive financing being sought by the Offeror.  The terms included a proposal to restructure the Offeror which would satisfy, among several other business objectives which the Manager had advised the Offeror were strategic to

APIF’s long term business plan, the objective of enabling APIF securityholders to avail themselves of certain tax attributes of the Offeror.

On or about April 2, 2009, Lawrence Davis, Chief Financial Officer of the Offeror, together with legal and accounting advisors of the Offeror met with Ian Robertson, Chris Jarratt and Jeff Norman, senior executives of APIF, and APIF’s legal and accounting advisors to discuss the terms of the proposed transaction and prepare an initial schedule for completion of activities.

On April 13, 2009, the Offeror and APIF entered into an exclusivity agreement to further pursue discussions regarding a potential transaction.

Following the completion of the exclusivity agreement, discussions continued between the Offeror and the Manager and their respective legal and accounting advisors, with respect to the structure of and agreements required by the Transaction during April and May, 2009.  During these discussions, the Manager advised the Offeror that its preferred approach was to proceed with the exchange of Units for Offeror Shares by way of a take-over bid.  The Offeror advised the Manager that it preferred to complete the contemplated restructuring by way of the Arrangement contemporaneously with such Unit for share exchange.

The initial draft of the Support Agreement was prepared by legal advisors for APIF and was delivered to the legal advisors of the Offeror on or about May 27, 2009.

On June 11, 2009, the Board of Trustees met to review and approve the execution of the Support Agreement.  On the same date, the board of directors of the Offeror approved the execution of the Support Agreement.

On June 11, 2009, the Offeror, New Hydrogenics and the Board of Trustees entered into the Support Agreement providing, among other things, for the terms and conditions of the Arrangement, the Offers and the Unit Offer.

Contemporaneously with the execution and announcement of the Support Agreement between the Offeror and the Board of Trustees, the Offeror and the Manager entered into the Expense Reimbursement Agreement, which provides for the payment, under certain circumstances, by one party to the other of professional advisory costs and expenses incurred by such other party in connection with the transactions contemplated by the Support Agreement, to a maximum amount of C$1.0 million, if the transactions contemplated in the Support Agreement fail to close.  Under the terms of the Management Agreement, the Manager is entitled to reimbursement by certain APIF subsidiary entities for any amounts paid by the Manager to the Offeror pursuant to the Expense Reimbursement Agreement.

On July 27, 2009, the Offeror held a special meeting of its shareholders to consider the plan of arrangement and vote upon the Offeror Resolution.  The Offeror Resolution was approved by approximately 99% of the votes cast by shareholders present in person or represented by proxy at the meeting.

On July 27, 2009, APIF held a meeting of its Unitholders to consider, among other things, the Amendment Resolution. The Amendment Resolution was approved by approximately 98% of the votes cast by Unitholders present in person or represented by proxy at the meeting.

On July 27, 2009, APIF convened the APIF Debenture Meeting, which meeting was adjourned to and held on August 17, 2009, to consider, and vote upon, a resolution amending the APIF Debenture Indenture to reduce the threshold for a compulsory acquisition of remaining Debentures following the completion of a take-over bid for Debentures that is recommended by the Trustees.  Such resolution was approved by approximately 99% of the principal amount of Debentures by Debentureholders represented in person or by proxy at the APIF Debenture Meeting.

On July 29, 2009, the Offeror obtained the final order of the Ontario Superior Court of Justice (Commercial List) approving the Arrangement.

TRUSTEES’ RECOMMENDATION

The Board of Trustees, after consultation with its legal and financial advisors, has carefully considered, among other things, the Support Agreement, the Offers and the Fairness Opinion (as defined below) and has unanimously determined that the consideration offered pursuant to the Offers is fair, from a financial point of view, to Debentureholders and that it is in the best interests of APIF and the Debentureholders for the Offers to be made and for the Board of Trustees to support it.

The Board of Trustees therefore unanimously recommends that Debentureholders ACCEPT the Offers and DEPOSIT their Debentures to the Offers.

Debentureholders should consider the Offers carefully and come to their own conclusion as to acceptance or rejection of the Offers.  Debentureholders who are in doubt as to how to respond to the Offers should consult their own investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. Debentureholders are advised that acceptance of the Offers will have tax consequences and should consult their own professional advisors and also review the section entitled “Certain Canadian Federal Income Tax Considerations” in the Offering Circular.

REASONS FOR RECOMMENDATION

The successful completion of the Transaction will result in APIF being wholly-owned by a corporate entity with significant income tax attributes and will also remove the current uncertainty surrounding publicly traded trusts, while maintaining the focus on enhancing value to its securityholders.  Following the Transaction, the Offeror intends to continue with a cash dividend policy similar to APIF’s existing distribution policy while still retaining sufficient capital to pursue growth opportunities.  As a result, the Trustees believe that the successful completion of the Transaction will lead to the following benefits:

•      Debentureholders will receive securities of the Offeror in exchange for their Debentures in accordance with the terms of the Offers;

•      The proposed terms of the New Series 1A Debentures are superior to the terms of the APIF Series 1 Debentures as these will contain a higher coupon, improved conversion optionality and with a principal amount 5% higher than the existing APIF Series 1 Debentures;

•      The proposed terms of the New Series 2A Debentures are superior to the terms of the APIF Series 2 Debentures as these will contain a higher coupon and improved conversion optionality; and

•      The Offeror, at the completion of the Transaction, will have additional tax attributes of approximately C$192 million in addition to the existing tax attributes of APIF.

The foregoing summary of the information and factors considered by the Board of Trustees is not intended to be exhaustive of the factors considered by the Board of Trustees in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Board of Trustees in reaching its conclusion and recommendation.  The members of the Board of Trustees evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of APIF.  In view of the numerous factors considered in connection with their evaluation of the Offers and the Unit Offer, the Board of Trustees did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board of Trustees may have given different weight to different factors.

FAIRNESS OPINION

The Board of Trustees has also retained BMO Capital Markets to review the terms of the Offers and provide its opinion as to the fairness, from a financial point of view, of the consideration offered to Debentureholders.  The conclusion and unanimous recommendation of the Board of Trustees were made after considering all of the information and factors involved and after discussions with BMO Capital Markets and legal counsel.

On September 16, 2009, BMO Capital Markets delivered its written opinion (the “Fairness Opinion”) to the Board of Trustees, stating that as of September 15, 2009 and subject to the assumptions and qualifications set out in the Fairness Opinion, the consideration offered to holders of the APIF Series 1 Debentures and APIF Series 2 Debentures, respectively, was fair, from a financial point of view.

The full text of the Fairness Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the Fairness Opinion, is attached as Appendix B to the Trustees’ Circular.  BMO Capital Markets provided the Fairness Opinion for the information and assistance of the Board of Trustees in connection with consideration of the Offers as of the date of the opinion.  The Fairness Opinion is not a recommendation as to whether or not Debentureholders should tender their Debentures in connection with the Offers.  As described above, the Fairness Opinion was one of many factors taken into consideration by the Board of Trustees in making its determination to unanimously approve the Offers and recommend that Unitholders accept it.

Debentureholders are urged to read the Fairness Opinion in its entirety.  See Appendix B to this Trustees’ Circular.

AGREEMENTS WITH THE OFFEROR

Support Agreement

The following description is qualified in its entirety by reference to the full text of the Support Agreement.  A copy of the Support Agreement has been filed on SEDAR at www.sedar.com under the Offeror’s profile and Debentureholders are encouraged to read the Support Agreement in its entirety.

On June 11, 2009, the Offeror, New Hydrogenics and the Board of Trustees entered into the Support Agreement pursuant to which, among other things, the Offeror agreed to make the Offers and the Board of Trustees agreed to support the Offers.

Furthermore, the terms of the Support Agreement require the Board of Trustees to make arrangements prior to the Expiry Time, such that, the Offeror will be provided with funds in the amount of approximately C$10.8 million (the “Initial Liability Amount”), which amount is owed by the Offeror to New Hydrogenics and will be paid by the Offeror, at the Effective Time, to New Hydrogenics.  Also, the Board of Trustees acknowledged in the Support Agreement that the Offeror will owe additional amounts to New Hydrogenics based on an estimate of the aggregate dollar value of tax pools of the Offeror as at immediately prior to the Effective Time, determined in accordance with formulae and procedures set out in the Support Agreement (the “Additional Amount”).  As a result, if the Additional Amount is positive, the Board of Trustees will be required to make arrangements for APIF to provide the Offeror with amounts sufficient to enable the Offeror to pay the Additional Amount to New Hydrogenics within the time frame set out in the Support Agreement.  Conversely, if the Additional Amount is negative, New Hydrogenics will pay the absolute value of such amount to the Offeror.

In addition, the Board of Trustees has acknowledged that the Offeror will, following the Effective Time, owe New Hydrogenics an amount (the “Post-Closing Amount”) based on the amount of the Restricted Pool Losses (as defined in the Support Agreement) used or claimed by subsidiaries of the Offeror from the Restricted Tax Pools (as defined in the Support Agreement) during the period prior to the sixth anniversary of the Effective Time.

Pursuant to the terms of the Support Agreement, the Board of Trustees is also required to defer the separation time under the Unitholder Rights Plan, and on or immediately prior to the Effective Time or such earlier time as the Offeror may request, waive, suspend the operation of or otherwise render the Unitholder Rights Plan inoperative or ineffective as regards to the Transaction and matters contemplated in the Support Agreement.

Under the terms of the Support Agreement, the Offeror, among other things, agreed, prior to the take-up of Units under the Unit Offer, not to complete any transaction that would result in an acquisition of control of the Offeror, Test Systems or Stuart Energy and, without the prior written consent of the Board of Trustees, such consent not to be unreasonably withheld, not to complete any amalgamation, reorganization, restructuring, forgiveness of indebtedness, change of year end or other similar transaction, in each case, which would have the effect of imposing restrictions on the ability of the Offeror, Test Systems and/or Stuart Energy to utilize the Tax Pools (as defined in the Support Agreement) or which would accelerate expiry of the Tax Pools.

The Offeror has also agreed that, among other things, at and after the Effective Time, (i) the Offeror will acquire the balance of the Units not deposited to the Unit Offer using the compulsory acquisition provisions of the APIF Debenture Indenture, and (ii) following payment to the Depositary for the securities deposited under the Unit Offer and the Offers, the Offeror will use commercially reasonable efforts to acquire the balance of the APIF Series 1 Debentures and APIF Series 2 Debentures not deposited to the Offers as soon as reasonably practicable after completion thereof using the compulsory acquisition provisions under the APIF Debenture Indenture, if permitted to do so thereunder.

Pursuant to the terms of the Support Agreement, the Support Agreement may be terminated by either the Offeror or the Board of Trustees in certain circumstances, including:

(a)                                  by mutual written consent of the parties to the Support Agreement;

(b)                                 by the Board of Trustees or the Offeror, if the Effective Time has not occurred on or before February 5, 2010, or such other date as may be agreed to between the parties (the “Outside Date”); provided, however, such right to terminate the Support Agreement is not available to the party seeking termination if its failure to fulfil any obligation under the Support Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur;

(c)                                  by the Board of Trustees or the Offeror, if the other party is in breach in any material respect of any of its material representations, warranties and covenants under the Support Agreement and such breach is not remedied within 15 days after written notice thereof has been given by the non-breaching party to the breaching party;

(d)                                 by the Board of Trustees, if it, acting reasonably, is of the view that a Material Adverse Change (as defined in the Support Agreement) has occurred or is likely to exist at the Effective Time;

(e)                                  by the Board of Trustees or the Offeror, if the conditions of the Unit Offer in favour of such party are not satisfied by the Expiry Time or any change, effect, event, occurrence, state of facts or development has occurred that would cause any such conditions not to be satisfied and is not reasonably capable of being cured by the Outside Date, unless the reason for the relevant condition not being satisfied or capable of being satisfied is due to a breach of the Support Agreement by the party seeking termination or its Representatives; and

(f)                                    by the Board of Trustees or the Offeror, for convenience, provided that such termination shall only be effective upon the Manager paying the Offeror the Offeror Break Fee (in the event of a termination for convenience by the Board of Trustees) or upon the Offeror paying the Manager the Manager Break Fee (in the event of a termination for convenience by the Offeror).

In the event that the Support Agreement is terminated for any reason, the Offeror shall withdraw the Offers and the Unit Offer and will not take-up and pay for any outstanding APIF Securities which may have been deposited in respect thereof.  If the Offers and the Unit Offer are withdrawn, the Offeror will not be obligated to, nor will it take-up or pay for, any APIF Securities deposited under the Offers and the Unit Offer and the Depositary will promptly return the certificates representing deposited securities and related documents to the parties by whom they were deposited.

If the Support Agreement is terminated, no party will have any further obligations under the Support Agreement except in respect of certain provisions which survive the termination of the Support Agreement.  Furthermore, each party’s sole remedy upon termination of the Support Agreement is set forth in the Expense Reimbursement Agreement.

In connection with the Support Agreement, the Manager has agreed to unconditionally and irrevocably guarantee the performance of the obligations of the Board of Trustees under the Support Agreement.

Expense Reimbursement Agreement

The following description is qualified in its entirety by reference to the full text of the Expense Reimbursement Agreement.  A copy of the Expense Reimbursement Agreement has been filed on SEDAR at www.sedar.com under the Offeror’s profile and Debentureholders are encouraged to read the Expense Reimbursement Agreement in its entirety.

Pursuant to the terms of the Expense Reimbursement Agreement, the Offeror will reimburse the Manager for the APIF Costs (as defined in the Support Agreement), to a maximum amount of $500,000, in the event that the Board of Trustees terminates the Support Agreement due to the Offeror having breached any of its material representations, warranties and covenants in the Support Agreement, and not having remedied such breach within the time provided for in the Support Agreement.

The Manager will reimburse the Offeror for the Hydrogenics Costs, to a maximum amount of $500,000, in the event that the Offeror terminates the Support Agreement due to the Board of Trustees having breached any of its material representations, warranties and covenants in the Support Agreement, and not having remedied such breach within the time provided for in the Support Agreement.

The Support Agreement can also be terminated by the Offeror for any reason upon payment of the Manager Break Fee.  In addition, the Manager Break Fee shall be paid as a result of any willful or intentional breach by the Offeror of its material covenants, representations or warranties contained in the Support Agreement.

Similarly, the Support Agreement can be terminated by the Board of Trustees for any reason upon payment of the Offeror Break Fee.  In addition, the Offeror Break Fee shall be paid as a result of any willful or intentional breach by the Board of Trustees of its material covenants, representations or warranties contained in the Support Agreement.

No party will be liable to any other party for special, incidental, indirect, consequential or punitive damages nor will either party have to pay the $500,000 expense fee to the other party if such party has paid or is required to pay the $1.0 million break fee.

APIF has agreed to guarantee the performance of the obligations of the Manager under the Expense Reimbursement Agreement.

OWNERSHIP OF SECURITIES OF APIF

As of September 14, 2009, there were 78,002,197 issued and outstanding Units and there were APIF Series 1 Debentures and APIF Series 2 Debentures in the aggregate principal amount of $144,931,000 outstanding.

The following table sets out the number of outstanding Units and the amount of APIF Series 1 Debentures and APIF Series 2 Debentures beneficially owned or over which control or direction is exercised by each of the Trustees and officers of APIF and, to the knowledge of the Trustees and officers of APIF, after reasonable enquiry, by (i) each associate or affiliate of an insider of APIF, (ii) each associate or affiliate of APIF, (iii) an insider of APIF, other than a director or officer of APIF, and (iv) each person or company acting jointly or in concert with APIF.

Holdings:

Holder	Units beneficially owned or over which control or direction may be exercised		Percentage of outstanding Units held	Convertible Debentures (principal amount)

Trustees

Christopher J. Ball	24,200	(1)	0.03%	Nil

Christopher Huskilson	Nil		0%	Nil

Kenneth Moore	18,000		0.02%	Nil

George L. Steeves	17,241	(2)	0.02%	Nil

Senior Officers

Christopher K. Jarratt	111,378		0.14%	Nil

Ian E. Robertson	127,663		0.16%	$100,000

David C. Kerr	92,427		0.12%	Nil

David Bronicheski	5,300		0.006%	Nil

(1)           Mr. Ball directly owns 3,000 Units and Cyntoria Financial Services Inc. (a private corporation owned by Mr. Ball and his spouse) owns 21,200 Units.  Mr. Ball exercises control and direction over the Units owned by Cyntoria Financial Services Inc.

(2)           Mr. Steeves’ directly owns 14,327 Units and Mr. Steeves’ spouse owns 2,914 Units.  Mr. Steeves exercises control and direction over the Units owned by his spouse.

TRADING IN SECURITIES OF APIF

Except as set out below, during the six months preceding the date hereof, none of APIF, the Trustees or the officers of APIF or other insiders of APIF nor, to the knowledge of the Trustees and officers of APIF, after reasonable enquiry, (i) any associate of affiliate of an insider of APIF, (ii) any affiliate or associate of APIF, or (iii) any person or company acting jointly or in concert with APIF, has traded any APIF Securities.

ISSUANCES OF UNITS OF APIF

Except as disclosed below, no APIF Securities have been issued to the Trustees, officers and other insiders of APIF during the 2-year period preceding the date of this Trustees’ Circular.

ACCEPTANCE OF THE OFFERS

Each of the Trustees and officers of APIF and to the knowledge of the Trustees and officers of APIF, after reasonable enquiry, (i) the associates or affiliates of an insider of APIF, (ii) the associates or affiliates of APIF, (iii)

the insiders of APIF other than the Trustees or officers of APIF, and (iv) each person or company acting jointly or in concert with APIF, have indicated their intention to accept the Offers.

OWNERSHIP OF SECURITIES OF THE OFFEROR

None of APIF, its Trustees or officers of APIF, nor to the knowledge of the Trustees and officers of APIF, after reasonable enquiry, (i) the associates or affiliates of an insider of APIF, (ii) the associates or affiliates of APIF, (iii) the insiders of APIF, and (iv) any person or company acting jointly or in concert with APIF, beneficially owns, or exercises control or direction over securities of the Offeror.

ARRANGEMENTS BETWEEN THE OFFEROR AND THE TRUSTEES AND OFFICERS OF APIF

Except as provided in the Support Agreement or as set forth below, no agreements, commitments or understandings have been made or are currently proposed to be made between the Offeror and any of the Trustees and officers of APIF as to any payments or other benefits proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offers and the Unit Offer are successful.

Under the terms of the Arrangement, APIF’s current trustees, Christopher J. Ball, Christopher Huskilson, Kenneth Moore and George L. Steeves, will serve on the board of directors of the Offeror, assuming completion of the Offer.  The compensation for the directors of the Offeror has not yet been determined.  The board of directors of the Offeror will select the management team in the normal course of business.  No commitment has been made to the Manager that the executive officers of the Manager will become the executive officer of the Offeror upon completion of the Offer.

RELATIONSHIP BETWEEN APIF AND ITS TRUSTEES AND OFFICERS

Except as set forth below, no agreements, commitments or understandings have been made or are proposed to be made between APIF and any of its Trustees or officers as to any payments or other benefits proposed to be made or given by way of compensation for loss or office or their remaining in or retiring from office if the Offer is successful.

Employment Agreements

APIF has an employment agreement with David Bronicheski, the Chief Financial Officer of APIF, which was entered into by Algonquin Power Trust, a wholly-owned subsidiary of APIF, on September 5, 2007.  The employment agreement has an indefinite term and provides for benefits and a base salary which is subject to an annual salary review.

APIF is entitled to terminate Mr. Bronicheski’s employment without cause by providing notice and paying to Mr. Bronicheski, in lieu of notice, a lump sum payment equal to 24 months of base salary, a lump sum payment equal to the average amount paid to Mr. Bronicheski under APIF’s bonus plan for each of the three previous years and continuation of benefits for 24 months.  Mr. Bronicheski would be entitled to the same payments if, within twelve months following a change in control of Algonquin Power Trust, Mr. Bronicheski is terminated or chooses to resign.  However, if Mr. Bronicheski is terminated for cause, he will not be entitled to any advance notice of termination or payment in lieu of notice.

The compensation of the other officers of APIF (to the extent attributed to the management fees or other payments from APIF to the Manager for the management services) is covered under the Management Agreement, Administration Agreement and Operations Supervisory Agreement.

Management Agreement

Algonquin Power Fund (Canada) Inc., Algonquin Holdco Inc. and Algonquin Power Trust (collectively “Algonquin”) and the Manager, a corporation wholly-owned by Chris Jarratt, Ian Robertson and David Kerr (the principals of Algonquin Power Corporation Inc.), are parties to The Management Agreement under which the Manager provides management services for APIF businesses.

The Management Agreement’s term expires on December 31, 2012; however, under the terms of the agreement, Algonquin or the Manager may terminate the Management Agreement immediately in the event of the insolvency or receivership of the other party or in the case of default by the other party in a material obligation which is not remedied within thirty days.  From and after the effective date of such a default, the Manager shall not be entitled to any annual fee or incentive fee under the Management Agreement for the periods subsequent to the effective date of such termination but shall be paid all management fees accrued and unpaid to the effective date of termination.

Algonquin may also terminate the Management Agreement on thirty days notice to the Manager if there is a substantial deterioration in the business of Algonquin and the Unitholders approve the termination by an extraordinary resolution.  If such termination occurs, APIF will be required to pay the Manager, in addition to any other amounts owing to the Manager as per the annual fee and incentive fee to the effective date of termination, a termination fee in an amount equal to the aggregate amount of the annual fee and incentive fee that was payable to the Manager in respect of the calendar year immediately preceding the year in which such termination is effective.

The Management Agreement may be terminated by Algonquin upon thirty days notice to the Manager if there is a change of control of the Manager, other than a change of control to which the consent of APIF was obtained.  If such termination occurs, the Manager will be entitled, in addition to any other amounts owing to the Manager as management fees to the effective date of termination, a termination fee in an amount equal to the aggregate of (i) the annual fee otherwise payable for the five-year period following the effective date of termination and (ii) an amount equal to the net present value of the projected incentive fee payable to the Manager over the five year period commencing on the effective date of termination, based on a five-year forecast of distributable cash from the effective date of termination prepared by the Manager, and reported on, in customary form, by APIF’s auditors, subject to the usual qualifications applicable to financial forecasts, subject to certain adjustments.

INTERESTS OF TRUSTEES AND OFFICERS OF APIF IN MATERIAL TRANSACTIONS WITH THE OFFEROR

Except as provided in the Expense Reimbursement Agreement or set forth below, none of the Trustees or officers of APIF, nor any of their associates, nor, to the knowledge of the Trustees and officers of APIF, after reasonable enquiry, any person or company who owns more than 10% of any class of equity securities of APIF for the time being outstanding has any interest in any material transaction which the Offeror is a party.

ARRANGEMENTS BETWEEN THE OFFEROR AND SECURITY HOLDERS OF APIF

To the knowledge of the Trustees and officers of APIF, except as provided in the Support Agreement or as set forth below, no agreements, commitments or understandings have been made or are proposed to be made between the Offeror and a security holder of APIF relating to the Offers or the Unit Offer.

MATERIAL CHANGES IN THE AFFAIRS OF APIF

Except as publicly disclosed or otherwise described in this Trustee’s Circular, none of the Trustees or officers of APIF is aware of any information that indicates any material change in the affairs or prospects of APIF since the date of its last published financial statements, being its interim unaudited financial statements for the six months ended June 30, 2009 and management’s discussion and analysis for the three and six months ended June 30, 2009, each of which is available on SEDAR.

RESPONSE OF APIF

Except as publicly disclosed or otherwise disclosed in this Trustee’s Circular, there are no transactions, Trustees’ resolutions, agreements in principle or signed contracts of APIF in response to the Offers or the Unit Offer nor are there any negotiations underway in response to the Offers and the Unit Offer, which relate to or would result in:

(a)                                  an extraordinary transaction such as a merger or reorganization involving APIF or any of its subsidiaries;

(b)                                 the purchase, sale or transfer of a material amount of assets by APIF or any of its subsidiaries;

(c)                                  a competing take-over bid;

(d)                                 a bid by APIF for its own securities or for those of another issuer; or

(e)                                  any material change in the present capitalization, distribution or dividend policy of APIF.

APIF reserves the right to take such actions or enter into such transactions as part of its securityholder value enhancement efforts.

OTHER MATERIAL INFORMATION

Except as disclosed in this Trustees’ Circular or otherwise publicly disclosed, there is no information that is known to the Trustees that would reasonably be expected to affect the decision of Debentureholders to accept or reject the Offers.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of APIF with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF TRUSTEES’ CIRCULAR

The contents of this Trustees’ Circular have been approved and the delivery thereof has been authorized by the Board of Trustees.

CERTIFICATE

Dated:                                                             September 21, 2009

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Trustees of Algonquin Power Income Fund.

(Signed)	(Signed)

By: Christopher J. Ball	By: Christopher Huskilson
Trustee	Trustee

(Signed)	(Signed)

By: Kenneth Moore	By: George L. Steeves
Trustee	Trustee

CONSENT

Dated:                                                             September 21, 2009

To:          The Board of Trustees of Algonquin Power Income Fund (“Board of Trustees”)

We hereby consent to the inclusion of our fairness opinion dated September 15, 2009 (the “Fairness Opinion”) as an Appendix to the Trustees’ Circular of Algonquin Power Income Fund dated September 21, 2009 with respect to the offers dated September 21, 2009 by Hydrogenics Corporation to purchase all of the outstanding Series 1 and Series 2 debentures of Algonquin Power Income Fund and to the references to our name and such Fairness Opinion in the Trustees’ Circular.  In providing our consent, we do not permit any person other than the Board of Trustees to rely upon our Fairness Opinion.

Toronto, Ontario	(Signed) BMO Nesbitt Burns Inc.

APPENDIX A

GLOSSARY OF CERTAIN TERMS

The following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in this Trustees’ Circular.

“Additional Amount” means the additional amount the Offeror owes to New Hydrogenics based on an estimate of the aggregate dollar value of tax pools of the Offeror as at immediately prior to the Effective Time, determined in accordance with formulae and procedures set out in the Support Agreement;

“Administration Agreement” means the amended and restated administration agreement between APIF and the Manager dated January 1, 2006, as the same may be amended, supplemented or restated from time to time;

“Algonquin” means collectively Algonquin Power Fund (Canada) Inc., Algonquin Holdco Inc. and Algonquin Power Trust;

“Amendment Resolution” means the extraordinary resolution of Unitholders passed at the APIF Meeting, amending the APIF Trust Declaration to provide that (i) the threshold for completing a compulsory acquisition for Units under the Unit Offer is the Specified Percentage and (ii) such compulsory acquisition shall be deemed to be completed at the Effective Time;

“APIF Debenture Indenture” means the trust indenture between APIF and CIBC Mellon dated as of July 20, 2004, as amended by a supplemental trust indenture dated as of November 10, 2006, pursuant to which APIF has issued the APIF Series 1 Debentures and the APIF Series 2 Debentures;

“APIF Debenture Meeting” means the special meeting of Debentureholders called to be held on July 27, 2009 and adjourned to August 17, 2009 and at which the Debenture Amendment Resolution was passed;

“APIF Meeting” means the annual and special meeting of Unitholders that was held on July 27, 2009 and at which the Amendment Resolution was passed;

“APIF Securities” means collectively the Units, APIF Series 1 Debentures and APIF Series 2 Debentures;

“APIF Series 1 Debentures” means the 6.65% convertible unsecured subordinated debentures of APIF due July 31, 2011;

“APIF Series 2 Debentures” means the 6.20% convertible unsecured subordinated debentures of APIF due on November 30, 2016;

“APIF Trust Declaration” means the declaration of trust dated as of September 8, 1997, as amended and restated as of May 26, 2004, between A. Stephen Probyn, George L. Steeves and R. Ian Bradley, as trustees, and the settlor of APIF, pursuant to which APIF was created, as the same has been and may be amended from time to time;

“Arrangement” means the arrangement involving the Offeror, the securityholders of the Offeror, Stuart Energy, Test Systems and New Hydrogenics under the provisions of section 192 of the CBCA, subject to any amendment or modification thereto;

“BMO Capital Markets” means BMO Nesbitt Burns Inc.;

“Board of Trustees” means the board of trustees of APIF;

“CBCA” means the Canada Business Corporation Act, as amended;

“CDS” means CDS Clearing and Depositary Services Inc., or its nominee (which is at the date hereof CDS & Co.);

“CDS Participant” means a participant of CDS, which includes investment dealers, stockbrokers, banks, trust companies and other financial institutions that maintain custodial relationships with a participant, either directly or indirectly;

“CIBC Mellon” means CIBC Mellon Trust Company;

“Debenture Amendment Resolution” means the resolution passed at the APIF Debenture Meeting which amended the compulsory acquisition provisions of the APIF Debenture Indenture by adding Article 13A to the APIF Debenture Indenture;

“Debentureholders” means the holders of Debentures;

“Debentures” means, individually and collectively, the APIF Series 1 Debentures and the APIF Series 2 Debentures;

“Depositary” means CIBC Mellon;

“Effective Date” means the date that the Offeror first takes up and pays for the Debentures deposited to the Offer;

“Effective Time” means (a) the date and time the Offeror shall have delivered to the Depositary the notice to take-up the Units deposited, and not withdrawn, pursuant to the Unit Offer and (b) 12:01 a.m. (Toronto time) on the Effective Date, or such other time as may be specified in writing by the Offeror to New Hydrogenics pursuant to the plan of arrangement, each of which, the Offeror, New Hydrogenics and the Board of Trustees agree, shall be scheduled to occur contemporaneously;

“Expense Reimbursement Agreement” means the expense reimbursement agreement among the Offeror, New Hydrogenics and the Manager, entered into concurrently with the Support Agreement;

“Genuity” means Genuity Capital Markets;

“Initial Liability Amount” means $10.8 million;

“Letter of Transmittal” means the relevant letter of acceptance and transmittal to be completed and forwarded to the Depositary by CDS on behalf of Debentureholders who wish to accept an Offer;

“Management Agreement” means the amended and restated management agreement among Algonquin Power Fund (Canada) Inc., Algonquin Holdco Inc., Algonquin Power Trust and the Manager dated April 30, 2008, as the same may be amended, supplemented or restated from time to time;

“Manager” means Algonquin Power Management Inc., the current manager and administrator of APIF pursuant to the Management Agreement and the Administration Agreement, respectively;

“Manager Break Fee” means the sum of $1.0 million payable by the Offeror to the Manager under certain circumstances pursuant to the terms of the Expense Reimbursement Agreement;

“New Hydrogenics” means 7188501 Canada Inc.;

“New Hydrogenics Shares” means the common shares in the capital of New Hydrogenics;

“New Series 1A Debentures” means the 7.50% convertible unsecured subordinated debentures of the Offeror due November 30, 2014;

“New Series 2A Debentures” means the 6.35% convertible unsecured subordinated debentures of the Offeror due November 30, 2016;

“Offeror” means Hydrogenics Corporation, a corporation incorporated under the laws of Canada, which, upon completion of the Transaction, will be renamed such other name as may be determined by the Board of Directors of such corporation;

“Offeror Break Fee” means the sum of $1.0 million, payable by the Manager to the Offeror under certain circumstances pursuant to the terms of the Expense Reimbursement Agreement;

“Offeror Resolution” means the special resolution of the shareholders of the Offeror approving the plan of arrangement;

“Offeror Shares” means the new class of common shares in the capital of the Offeror to be issued to holders of APIF Series 1 Debentures who tender such debentures to the Offer for the APIF Series 1 Debentures and elect to receive such shares in exchange therefor and to Unitholders pursuant to the Transaction;

“Offers” means the offers to purchase hereby made by the Offeror to holders of the APIF Series 1 Debentures and the APIF Series 2 Debentures; and “Offer” means any one such offer;

“Outside Date” has the meaning ascribed to such term under the heading “Agreements with the Offeror -— Support Agreement”;

“Post-Closing Amount” has the meaning ascribed to such term under the heading “Agreements with the Offeror -— Support Agreement”;

“Representatives” means (i) with respect to the Offeror, its officers, directors, employees, financial advisors, experts, agents and other representatives and (ii) with respect to the Board of Trustees, its financial advisors, experts, agents and other representatives and the officers, directors, trustees, employees, financial advisors, experts, agents and other representatives of APIF, the Manager and their respective affiliates;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“SIFT Rules” means the changes to the taxation of publicly traded trusts announced by the Minister of Finance (Canada) on October 31, 2006 including the provisions of the Tax Act applicable to “SIFT Trusts” as defined in the Tax Act;

“Specified Percentage” means 66 2/3% of the number of Units represented by holders thereof, in person or by proxy, and who voted at the APIF Meeting in respect of the Amendment Resolution;

“Stuart Energy” means Stuart Energy Systems Corporation, a wholly-owned subsidiary of the Offeror;

“Support Agreement” means the support agreement between the Board of Trustees, New Hydrogenics and the Offeror dated June 11, 2009 pursuant to which, among other things, the Offeror agreed to make the Offers and the Unit Offer and the Board of Trustees agreed to recommend the Offers and the Unit Offer to Debentureholders, as set forth therein;

“Test Systems” means Hydrogenics Test Systems Inc., a wholly-owned subsidiary of the Offeror;

“Transaction” means the proposed transaction contemplated under (i) the plan of arrangement, (ii) the Offers, (iii) the Unit Offer and (iv) the compulsory acquisition pursuant to the terms of the APIF Trust Declaration;

“Trustees” means the trustees of APIF;

“TSX” means the Toronto Stock Exchange;

“Unit Offer” means the offer to purchase made by the Offeror to holder of Units;

“Unitholder Rights Plan” means the unitholder rights plan agreement between APIF and CIBC Mellon, as rights agent, dated as of March 20, 2008;

“Unitholders” means the holders of Units; and

“Units” mean the trust units of APIF, together with any associated rights issued and outstanding under the Unitholder Rights Plan.

APPENDIX B

FAIRNESS OPINION

BMO Capital Markets
1 First Canadian Place, 4th Floor
Toronto, ON M5X 1H3

Tel: (416) 359-4001

September 15, 2009

Algonquin Power Income Fund

2845 Bristol Circle

Oakville, Ontario

L6H 7H7

Attention: Board of Trustees

RE: Proposed Exchange of Convertible Debentures

BMO Nesbitt Burns Inc. (“BMO Capital Markets”) understands that the Board of Trustees (the “Board”) of Algonquin Power Income Fund (the “Fund” or “APIF”), Hydrogenics Corporation (“Old Hydrogenics”) and a wholly-owned subsidiary of Old Hydrogenics, 7188501 Canada Inc. (“New Hydrogenics”) have entered into an agreement whereby Old Hydrogenics has offered to purchase all of the outstanding trust units of the Fund (the “Units”) on the basis of one common share of a new class of common shares in the capital of Old Hydrogenics for each Unit (the “Unit Offer”).  Pursuant to a plan of arrangement (the “Plan of Arrangement”), the assets and liabilities of Old Hydrogenics will be transferred to New Hydrogenics, the existing common shares of Old Hydrogenics will be redeemed for common shares in New Hydrogenics and the original shareholders of Old Hydrogenics will be shareholders of New Hydrogenics and will no longer have any interest in the Old Hydrogenics.  Old Hydrogenics will have contributed approximately $10.8 million to New Hydrogenics in connection with the Unit Offer and Old Hydrogenics will retain approximately $192.0 million of tax attributes in addition to the tax attributes currently available within APIF.  Promptly following the completion of the Plan of Arrangement, Old Hydrogenics will be renamed Algonquin Power Inc. or such other name selected by the Board (the “Corporation”).

In addition, BMO Capital Markets understands that Old Hydrogenics is offering to purchase (each, a “CD Exchange Offer” and together, the “CD Exchange Offers”) all of the outstanding APIF 6.65% convertible unsecured debentures due July 31, 2011 (the “APIF Series 1 Debentures”) and all of the outstanding APIF 6.20% convertible unsecured debentures due November 30, 2016 (the “APIF Series 2 Debentures”).  Under the CD Exchange Offers:

1.     All of the outstanding APIF Series 1 Debentures will be exchanged on the basis of, at the election of the holder of APIF Series 1 Debentures, either:

A.    $1,050 principal amount of a new series 1A convertible unsecured subordinated debenture (the “New Series 1A Debentures”) per $1,000.00 principal amount of APIF Series 1 Debenture (together with accrued and unpaid interest up to the day preceding the date Old Hydrogenics first takes up and pays for APIF Series 1 Debentures under the CD Exchange Offer paid in cash).  Pursuant to a new debenture indenture (the “New Debenture Indenture”), the New Series 1A Debentures will have the following terms:

i.	principal: $1,050.00, comprised of 1.05 of $1,000.00 debentures;

ii.	coupon: 7.50%, payable semi-annually;

iii.	conversion price: $4.08 for each common share of the Corporation

iv.	maturity: November 30, 2014; and

v.	redemption provisions and other terms: as specified in the New Debenture Indenture; or

B.    311.52 common shares of Old Hydrogenics per $1,000.00 principal amount of APIF Series 1 Debentures (together with accrued and unpaid interest up to the day preceding the date Old Hydrogenics first takes up and pays for APIF Series 1 Debentures under the CD Exchange Offer paid in cash), subject to an aggregate maximum of 12,460,800 common shares.  If demand for this option exceeds such amount, such shares will be allocated to tendering holders pro rata based on the principal amount of APIF Series 1 Debentures tendered by such holders with the balance in New Series 1A Debentures; and

2.     All of the outstanding APIF Series 2 Debentures will be exchanged on the basis of $1,000.00 principal amount of a new series 2A convertible unsecured subordinated debenture (the “New Series 2A Debentures”) per $1,000.00 principal amount of APIF Series 2 Debentures (together with accrued and unpaid interest up to the day preceding the date of exchange paid in cash).  Pursuant to the New Debenture Indenture, the New Series 2A Debentures will have the following terms:

A.    principal: $1,000.00;

B.    coupon: 6.35%, payable semi-annually;

C.    conversion price: $6.00 for each common share of the Corporation;

D.    maturity: November 30, 2016; and

E.     redemption provisions and other terms: as specified in the New Debenture Indenture.

The terms of, and conditions necessary to complete, the CD Exchange Offers are to be set forth in Old Hydrogenics’ take-over bid circular (collectively, together with the related documents included therein, the “Circular”) to be mailed to holders of APIF Series 1 Debentures and APIF Series 2 Debentures in connection with the CD Exchange Offers.  For further clarity, the APIF Series 1 Debentures and APIF Series 2 Debentures, together, shall be referred to herein as the “APIF Debentures” and the New Series 1A Debentures and the New Series 2A Debentures, together, shall be referred to herein as the “New Debentures”.

Engagement of BMO Capital Markets

Under the terms of our engagement agreement (the “Engagement Agreement”), dated June 9, 2009, BMO Capital Markets has been retained to prepare and deliver to the Board its opinion (the “Opinion”) as to whether the consideration to be received by holders of APIF Series 1 Debentures and APIF Series 2 Debentures under each of the CD Exchange Offers is fair from a financial point of view to the holders of the APIF Series 1 Debentures and the holders of the APIF Series 2 Debentures, respectively.  BMO Capital Markets has not been asked to prepare, and has not prepared, a formal valuation of the Fund or the Corporation or any of their respective securities or assets, and the Opinion should not be construed as such; BMO Capital Markets has, however, conducted such analyses as it considered necessary or appropriate in the circumstances.

The terms of the Engagement Agreement provide that BMO Capital Markets is to be paid fees for the services to be rendered thereunder. Pursuant to the Engagement Agreement, the fees payable to BMO Capital Markets on the delivery of the Opinion are not contingent upon the conclusions reached by BMO Capital Markets in the Opinion. BMO Capital Markets is also entitled, in certain circumstances, to be reimbursed for reasonable out-of-pocket expenses, whether or not the CD Exchange Offers are completed, incurred by BMO Capital Markets in carrying out its obligations under the Engagement Agreement. The Fund has agreed to indemnify BMO Capital Markets and its personnel, subject to certain limitations, against certain losses, claims, causes of action, suits, proceedings, damages and liabilities arising out of the services provided by BMO Capital Markets under the Engagement Agreement.

Relationship with Interested Parties

BMO Capital Markets is a wholly owned subsidiary of the Bank of Montreal (“BMO”). Neither BMO Capital Markets, nor any of its affiliated entities, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Fund or any of its associates or affiliates.

BMO provides and has provided banking services in the normal course of business to the Fund. The fees received by BMO in connection with the above activities are not material to BMO. In addition to the services being provided under the Engagement Agreement, BMO Capital Markets is providing, has in the past provided, and may in the future provide, financial advisory and investment banking services to the Fund. The fees received by BMO Capital Markets in connection with the above activities are not material to BMO Capital Markets. Except as noted, there are no understandings, agreements or commitments between BMO Capital Markets, or any affiliated entity of BMO Capital Markets, on the one hand, and the Fund and/or the Corporation or any of their respective associates or affiliates, on the other hand, with respect to any future business dealings.

BMO Capital Markets acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, or may in the future have, positions in securities of the Fund and, from time to time, may have executed or may execute transactions on behalf of the Fund or on behalf of other clients for which it received or may receive compensation. As an investment dealer, BMO Capital Markets conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters involving an investment in the Fund.

Credentials of BMO Capital Markets

BMO Capital Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management. The Opinion is the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of directors and officers of BMO Capital Markets, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Scope of Review and Matters to be Reviewed

The assessment of fairness, from a financial point of view, must be determined in the context of the particular transaction. In connection with the Opinion, BMO Capital Markets reviewed, considered and relied upon or carried out, among other things, the following:

(a)        public filings submitted by or on behalf of the Fund to securities commissions or similar regulatory authorities in Canada for the last three fiscal years, including annual reports, management information circulars, annual information forms, and interim and audited annual financial statements and management’s discussions and analysis thereon;

(b)        selected internal financial statements and other business and financial information of the Fund;

(c)        the offer circular describing the CD Exchange Offers, dated September 21, 2009;

(d)        the Trustees’ circular regarding the CD Exchange Offers, dated September 21, 2009 (the “Trustees’ Circular”);

(e)        the offer circular describing the Unit Offer, dated September 21, 2009;

(f)         the Trustees’ circular regarding the Unit Offer, dated September 21, 2009;

(g)        a draft of the New Debenture Indenture, dated August 31, 2009;

(h)        the Form F-4 filed by Old Hydrogenics, dated September 11, 2009;

(i)         discussions with certain members of senior management of the Fund and its manager, Algonquin Power Management Inc. (the “Manager”), with respect to the business and certain other financial and operating data of the Fund and matters around the CD Exchange Offers;

(j)         analyses of trading yields and other performance metrics considered relevant as valuation benchmarks for the APIF Debentures and New Debentures;

(k)        representations contained in a certificate, dated September 15, 2009, as to certain factual matters including the completeness, accuracy and fair presentation of the information upon which this Opinion is based, provided by certain members of senior management of the Fund and the Manager and addressed to BMO Capital Markets; and

(l)         other corporate, operating, industry and financial market information, investigations and analyses as BMO Capital Markets considered necessary or appropriate in the circumstances.

BMO Capital Markets has been granted access to senior management of the Fund and the Manager, and has not, to its knowledge, been denied any requested information.

Assumptions and Limitations

This Opinion is subject to the assumptions, explanations and limitations expressed below.

BMO Capital Markets has, subject to the exercise of its professional judgment, relied upon and assumed the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management, directors and advisors of the Fund or otherwise (collectively, the “Information”) and has not attempted to independently verify the accuracy or completeness of the Information. The Opinions assume, and are conditional upon, the completeness, accuracy and fair presentation of the Information.

Senior management of the Fund and the Manager have represented to BMO Capital Markets, as at September 15, 2009, that (among other things) (a) they have no knowledge of any facts not contained in or referred to in the information provided to BMO Capital Markets by or on behalf of the Fund, or obtained by BMO Capital Markets from the public record, which would reasonably be expected to affect materially this Opinion; (b) the information and data provided to BMO Capital Markets, written by or on behalf of the Fund, or otherwise provided or made available to BMO Capital Markets in connection with the CD Exchange Offers is or, in the case of historical information or data, was, at the date it was provided to BMO Capital Markets, true and accurate in all material respects and no additional material, data or information would be required to make the data provided to BMO Capital Markets not misleading in light of the circumstances in which it was provided; and (c) to the extent that any of the information or data identified in paragraph (b) is historical, there have been no material changes therein since the respective dates thereof which would have or which would reasonably be expected to have a material effect on this Opinion and which have not been disclosed to BMO Capital Markets or updated by more current information or data disclosed.

With respect to all legal and tax matters relating to the CD Exchange Offers, and the implementation thereof, BMO Capital Markets has assumed the validity and efficacy of the procedures to be followed to implement the CD Exchange Offers, and that the disclosure required under applicable law concerning same will be fully set forth in the Circular, and BMO Capital Markets does not express any opinion in respect thereof. BMO Capital Markets has not considered (and BMO Capital Markets expresses no opinion in respect of) the tax impact of the Arrangement on the APIF Debentures.

The CD Exchange Offers are subject to certain conditions outside the control of the Fund, and BMO Capital Markets has, accordingly, assumed that all conditions precedent to the completion of the CD Exchange Offers will be satisfied in due course or waived and all required consents, permissions, exemptions or orders of relevant regulatory authorities and courts will be obtained, without adverse conditions or qualifications. In rendering the Opinion, BMO Capital Markets expresses no view as to the likelihood that the conditions to the CD Exchange Offers will be satisfied or waived or that the Arrangement will be implemented on a timely basis, without any waivers, and that all required consents, permissions, exemptions or orders will be obtained without adverse condition or qualification and without material cost.

This Opinion is rendered as at the date hereof and based on securities markets, economic and general business and financial conditions prevailing as at the date hereof and is based on the condition and prospects, financial and otherwise, of the Fund as they were reflected in the Information and documents reviewed by BMO Capital Markets and as they were represented to BMO Capital Markets in discussions with senior management and advisors of the Fund. In its analysis and in preparing this Opinion, BMO Capital Markets has made assumptions with respect to industry performance and future general business and economic conditions and other matters, many of which are beyond the control of BMO Capital Markets, the Fund, or any party involved in the CD Exchange Offers. Although BMO Capital Markets believes that the assumptions used in preparing this Opinion are appropriate in the circumstances, some or all of these assumptions may nevertheless prove to be incorrect.

This Opinion does not address the relative merits of the CD Exchange Offers compared to any other strategic alternatives or transactions that might be available to the Fund. BMO Capital Markets expresses no opinion concerning the future trading price of the APIF Debentures or of the New Debentures for which they would be exchanged under the CD Exchange Offers. BMO Capital Markets has not been asked to prepare, and has not prepared, a formal valuation of the Fund or any of their respective securities or assets, and this Opinion should not be construed as such a formal valuation.

This Opinion have been prepared and provided solely for the use of the Board and for inclusion in the Trustees’ Circular, and may not be used or relied upon by any other person other than the Board without the express prior written consent of BMO Capital Markets. BMO Capital Markets is entitled, at any time prior to the completion of the CD Exchange Offers, to withdraw, change or modify this Opinion if BMO Capital Markets concludes that there has been a material change in the business, affairs or financial condition of the Fund, or there has been a material change in any fact or matter affecting this Opinion, or if BMO Capital Markets becomes aware of any information not previously known by BMO Capital Markets, regardless of the source, which in its opinion would make the Opinion misleading in any material respect.

This Opinion is provided as of the date hereof and BMO Capital Markets disclaims any undertaking or obligations to advise any person of any change in any fact or matter affecting the Opinion of which it may become aware after the date hereof. BMO Capital Markets believes that its analyses must be considered as a whole and that selecting portions of its analysis and specific factors, without considering all factors and analysis together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. As such, this Opinion should be read in its entirety.

Opinion

Based on and subject to the foregoing, BMO Capital Markets is of the opinion that, as at the date hereof, the consideration to be received by holders of APIF Series 1 Debentures and APIF Series 2 Debentures under each of the CD Exchange Offers is fair from a financial point of view to the holders of the APIF Series 1 Debentures and the holders of the APIF Series 2 Debentures, respectively.

Yours very truly,

BMO Nesbitt Burns Inc.